EXECUTION COPY


         This Agreement (the "Agreement") is entered into as of January 4th, 2006 by and between SITEL Corporation (the "Company" or "SITEL") and JANA Piranha Master Fund, Ltd. ("JANA").

         WHEREAS, JANA has submitted an Advance Notice of Shareholder Business and Shareholder Nominees dated November 29, 2005 (the "Notice") pertaining to SITEL's 2006 annual meeting of shareholders (the "Annual Meeting") to SITEL's corporate secretary;

         WHEREAS, the parties hereto desire to enter into this Agreement in order to resolve certain disagreements that may arise or have arisen with respect to the Notice and related matters and to provide for certain matters with respect to the Notice and related matters.

         In consideration of the time and effort that can be avoided by the parties that would otherwise be required to be incurred in the absence of this Agreement, the Company and JANA agree as follows:

         1. NOTICE DEFICIENCIES: SITEL hereby confirms that SITEL has reviewed the Notice for compliance with the content, timeliness and other applicable requirements of SITEL's articles of incorporation and bylaws (the "Governing Documents"), including Sections 10 and 11 of Article II of SITEL's bylaws (the "Advance Notice Provisions"), and hereby declares that the Notice complies with all such requirements, except that SITEL believes, and JANA hereby acknowledges having been notified by SITEL as of December 15, 2005 of SITEL's belief, that the Notice contains the following deficiencies: (1) the purported voting requirement for the removal of directors is incorrect, as described in Section 2 below, and (2) the purported reservation of rights on page 4 of the Notice (the "Reservation") does not comply with the Advance Notice Provisions, as described in Section 2 below. While SITEL believes that the Notice contains various other statements which are legally or factually incorrect or with which SITEL otherwise disagrees, SITEL hereby declares that SITEL does not believe that any such statements render the Notice deficient under or otherwise non-compliant with the Governing Documents.

         2. (a) AMENDMENT OF VOTING REQUIREMENT IN JANA'S PROPOSAL 1. JANA acknowledges that SITEL and its Minnesota counsel have informed JANA that SITEL and such counsel believe that the voting threshold embodied in the proposed amendment to Section 3, Article III of the Company's Bylaws set forth in Proposal 1 of the Notice does not comply with the applicable requirements of the Minnesota Business Corporation Act (the "MBCA"). Without prejudice to either party's position on the merits of such analysis, the parties agree that an amendment to Proposal 1 of the Notice by JANA received in writing by SITEL on or before the close of business on January 31, 2006 as set forth in paragraph (c) below amending the voting threshold required for the removal of directors to provide that such removal may not be effected without the approval of at least a majority of the voting power of the outstanding shares shall not be deemed to have materially altered the Notice and therefore JANA shall still be deemed to have given notice of its intent to bring such business before the Annual Meeting in accordance with the timeliness and other applicable requirements of the Advance Notice Provisions and neither SITEL nor its representatives (including any Chairman of the Annual Meeting) shall at any point otherwise deem such amendment as rendering the Notice non-compliant with the Governing Documents

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with respect to timeliness or in any other respect. In the absence of such amendment, SITEL reserves the right to assert the unenforceability and challenge the enforceability of such voting threshold.

            (b) REMOVAL OF PURPORTED RESERVATION. JANA acknowledges that SITEL has informed JANA that SITEL believes that the Reservation does not comply with the Advance Notice Provisions. Without prejudice to either party's position on the merits of such statement, the parties agree that an amendment to the Notice by JANA received in writing by SITEL on or before the close of business on January 31, 2006 as set forth in paragraph (c) below deleting the Reservation shall not be deemed to have materially altered the Notice and therefore JANA shall still be deemed to have given notice of its intent to bring the business described in the Notice (other than the matters covered by the Reservation) before the Annual Meeting in accordance with the timeliness and other applicable requirements of the Advance Notice Provisions and neither SITEL nor its representatives (including any Chairman of the Annual Meeting) shall otherwise deem such amendment as rendering the Notice non-compliant with the Governing Documents with respect to timeliness or in any other respect. In the absence of such amendment, SITEL reserves the right to challenge the Notice, insofar as it relates to the Reservation and the matters covered thereby, as being deficient under and non-compliant with the Advance Notice Provisions and for any other reason.

            (c) DECLARATION REGARDING AMENDED NOTICE. Attached as Annex A to this Agreement is the form of amendment to the Notice reflecting the amendments permitted by the preceding paragraphs (a) and (b). SITEL hereby declares that it has reviewed the Notice together with such amendments for compliance with the applicable requirements of the Governing Documents, including the Advance Notice Provisions, and hereby declares (with continuing force and effect) the Notice as so amended will be in compliance with the content, timeliness and other applicable requirements of the Governing Documents and agrees neither it nor its representatives (including any chairman of the Annual Meeting) will declare otherwise, provided that JANA delivers to SITEL an amendment to the Notice in the form of Annex A on or before the close of business on January 31, 2006.

         3. VOTE REQUIREMENT FOR ELECTION OF DIRECTORS. The parties acknowledge and agree that the voting threshold required for the election of directors to SITEL's Board of Directors is as set forth in Article 4.6 of SITEL's articles of incorporation.

         4. EQUITABLE RELIEF; DISMISSAL OF PENDING LITIGATION. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Minnesota, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that the sole appropriate venue for any future potential disputes relating or with respect to the Annual Meeting or the Notice shall be a court of the United States located in the State of Minnesota to the extent such court has jurisdiction over such matters.

            (b) This Agreement shall terminate, shall be null and void and shall be of no further force or effect if JANA shall not have delivered to SITEL not later than the close of business on January 9, 2006, proof that JANA has caused the proceeding entitled JANA PARTNERS LLC & JANA PIRANHA MASTER FUND, LTD. V. SITEL CORPORATION, No. 0:05-dv-2927 (D. Minn., filed Dec. 19, 2005) to be dismissed and discontinued in all respects, provided that such dismissal and discontinuance may be without prejudice to JANA. The parties hereby further agree that neither party nor its representatives will bring any action related to performance of either party's obligations under the December 12, 2005 letter agreement between the parties (the "Letter Agreement") (except for the portions of the Letter Agreement relating to Rule 14a-8 under the Securities Exchange
Act of 1934, as amended).

         5. SEVERABILITY; RESERVATION OF RIGHTS. (a) If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the agreements contemplated hereby are implemented to the extent possible.

            (b) Except as expressly provided herein, each party expressly reserves all of its rights.

         6. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the state of New York. Any waiver or amendment of this Agreement must be in writing signed by the parties hereto. This Agreement shall inure to the benefit of any be binding upon, each party and that party's respective successors and assigns. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the matters which are the subject hereof (except for the portions of the Letter Agreement relating to Rule 14a-8 under the Securities Exchange Act of 1934, as amended).

         This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         [Rest of page left intentionally blank. Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed or caused this Agreement to be executed as of the date first written above.


SITEL CORPORATION

By: /s/ James F. Lynch
    ----------------------------------
    Name:  James F. Lynch
    Title: CEO


JANA PIRANHA MASTER FUND, LTD.
By:  JANA Partners LLC, its Investment Manager

By:  /s/ Barry Rosenstein
    ----------------------------------
    Name:  Barry Rosenstein
    Title: Managing Partner

                                                                         ANNEX A



                         JANA PIRANHA MASTER FUND, LTD.


                                January 31, 2006


Corporate Secretary
SITEL Corporation
7277 World Communications Drive
Omaha, NE 68122

         Re: AMENDMENT TO THE ADVANCE NOTICE OF SHAREHOLDER BUSINESS AND SHAREHOLDER NOMINEES

         JANA Piranha Master Fund, Ltd., a Cayman Islands exempted company, hereby submits the following amendments to the notice (the "Notice") delivered to SITEL Corporation (the "Company") on November 29, 2005.

         Proposal 1 of the Notice and the accompanying lead-in to Proposal 1 is hereby amended to read as follows:

         PROPOSAL 1: A proposal to amend and restate Sections 3 and 4 of Article III of the Bylaws to permit shareholders to remove directors with or without cause by the vote of a majority of the voting power of the outstanding shares, and to fill the vacancies so created, which proposal will be in substantially the following form: RESOLVED, that Sections 3 and 4 of Article III of the Bylaws are hereby amended and restated in their entirety as follows:

                  Section 3. Resignation or Removal. Any director may resign at any time upon written notice to the corporation. Any director, or the entire board of directors, may be removed from office at any time, with or without cause, only at a regular meeting of the shareholders or at any special meeting of the shareholders called for such purpose, if a quorum is present (in person or by proxy), upon the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors. Notwithstanding the foregoing, any director who was an employee of the corporation at the time such director was elected may be removed from office at the election of a majority of the remaining directors if such director ceases, for any reason, to be an employee of the corporation.

                  Section 4. Vacancies. Any vacancies in the board of directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled either by: (1) the board of directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director or (2) the shareholders at any annual or special meeting, if a quorum is present (in person or by proxy), by the affirmative vote of the holders of at least a majority of the voting power of the shares present (in person or by proxy) at the meeting and entitled to vote generally in the election of directors, voting together as a single class. Any directors so appointed shall hold office until the next election of the class for which such directors have been chosen and, in either instance, until their successors are elected and qualified or their earlier resignation or removal. Notwithstanding the foregoing provisions of this Section 4, a vacancy occurring as a result of the removal of any director with or without cause by the shareholders shall be filled exclusively by the shareholders at any annual or special meeting, including the meeting at which such directors were removed, if a quorum is present (in person or by proxy), by the affirmative vote of the holders of at least a majority of the voting power of the shares present (in person or by proxy) at the meeting and entitled to vote generally in the election of directors, voting together as a single class.

         PROPOSAL 2: Provided that Proposal 1 is approved by the requisite shareholder vote, a proposal to remove two directors, in substantially the following form: RESOLVED, that James F. Lynch and Rohit M. Desai (or any successors thereto) are hereby removed without cause as directors of the Company.

         The following language is hereby deleted from the Notice: "The Shareholder reserves the right to nominate additional nominees in the event the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Meeting and reserves the right to make modifications to the foregoing proposals in the event that the composition of the board of directors has changed prior to the Meeting."

         The Notice is hereby amended to replace "(or any replacement thereof)" in each instance that it appears with "(or any successor thereto)".

                                 Very truly yours,

                                 JANA PIRANHA MASTER FUND, LTD.
                                 By:  JANA Partners LLC, its investment manager

                                 By:  /s/ Barry Rosenstein
                                     ------------------------------------------
                                     Name:  Barry Rosenstein
                                     Title: Managing Partner